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                                                                  EXHIBIT 10.15A

THIS DEED OF ADHERENCE (this "Deed") is made on July 18, 1997

BETWEEN:

(1) Star Telecom Overseas (Cayman Islands) Limited (formerly known as Mainstream Limited) of Room 1201-1220, 12th floor, Sun Hung Kai Centre, 30 Harbour Road, Wanchai, Hong Kong, an exempted company incorporated in the Cayman Islands (the "Company");

(2) International Wireless Communications, Inc., a Delaware corporation with its registered office at 400 South El Camino Real, San Mateo, California 94402, U.S.A. ("IWC");

(3) Star Telecom Holding Limited, a Hong Kong corporation with its registered office at 6th floor, Star Telecom Tower, 414 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong ("STHL"); (IWC and STHL are hereinafter referred to as the "Existing Shareholders"), and

(4) Baring Communications Equity (Asia Pacific) Limited of 20, Raffles Place, #17-00 Ocean Tower, Singapore 048620 (the "New Shareholder").

WHEREAS:

(A) On August 30, 1996, The Company and the Existing Shareholders entered into a Shareholders' Agreement (the "Shareholders' Agreement") to which a form of a Deed of Adherence is attached as Exhibit B.

(B) As at the date hereof, IWC is the legal and beneficial owner of 12,600 ordinary shares of par value US$1.00 each representing 70% of the share capital of the Company and STHL is the legal and beneficial owner of 5,400 ordinary shares of par value US$1.00 each representing 30% of the share capital of the Company.

(C) Subject to the terms and conditions contained in this Deed, the New Shareholder wishes to subscribe for up to 4,500 ordinary shares of par value US$1.00 each in the share capital of the Company for a total consideration of up to US$4,160,000.00, and in accordance with the Shareholder's Agreement has entered into this Deed.

(D) The New Shareholder agrees to be bound by all the terms and conditions contained in the Shareholder's Agreement as amended by this Deed.

NOW THIS DEED WITNESSES as follows:

       INTERPRETATION

1. In this Deed all words and expressions defined in the Shareholders' Agreement shall have the same meanings when used herein.


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       CONDITIONS PRECEDENT

2.1 The obligations of the New Shareholder under this Deed to subscribe for ordinary shares of the Company, par value US$1.00 per share (the "Shares") as contemplated in Clause 3.1 are conditional upon the satisfaction or waiver by the New Shareholder of the following conditions:

       (i) an investment audit on the Company, the Subsidiaries of the Company and the Company projects by a reputable firm of accountants appointed by the New Shareholder, at its expense to be completed before the Initial Date to the reasonable satisfaction of the New Shareholder;

       (ii) the Existing Shareholders have certified that all governmental and corporate approvals and consents and any third party consents, if necessary, for the transactions contemplated under this Deed have been obtained, and have not been withdrawn or amended, and if any of such governmental, corporate and/or third party consents are given subject to conditions, then provided such conditions are reasonably acceptable to the New Shareholder;

       (iii) the New Shareholder is satisfied upon its due diligence investigation at its expense to be completed before the Initial Date that the business of the Company, its Subsidiaries and the Company Projects have been carried on in a satisfactory manner and that, from the date hereof until the Initial Date (as defined below) none of the Company, its Subsidiaries or the Company Projects have disposed of any material assets or incurred or assumed any material liabilities (including contingent liabilities) other than those disposed or incurred in the ordinary course of business;

       (iv) the New Shareholder is reasonably satisfied with its due diligence investigation into the business operations and affairs of the Company to be completed before the Initial Date at the expenses of the New Shareholder, its Subsidiaries and the Company Projects and their management;

       (v) all representations, and warranties under this Deed (including the Schedules) are true, accurate and correct in all material respects as if made on and as of the Initial Date and all undertakings to be performed on or as of the Initial Date by the Company have been so performed in all material respects; and

       (vi) approval of the transactions contemplated by this Deed by shareholders of Star Telecom International Holding Limited ("STIHL", the holding company of STHL) in general meeting in accordance with the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (the "Listing Rules") and the Listing Agreement between STIHL and The Stock Exchange of Hong Kong Limited, if necessary.

       If any of the above conditions is not satisfied or waived by the New Shareholder on or before December 31, 1997 or the date the approval referred to in Clause 2.1(vi) above is obtained, whichever is earlier, provided that the Initial Date shall not be earlier than August 18, 1997 (the "Initial Date"), this Deed shall IPSO FACTO cease and determine and none of the parties shall have any claim against the others for costs, damages, compensation or otherwise. However, the Existing Shareholders and the Company reserve the right to claim against the New Shareholder for any damages resulting from breach of the confidentiality agreement dated July 18, 1997, between the Company and the New Shareholder.


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2.2    Each party hereto shall use its reasonable good faith endeavours to ensure that the conditions specified in clause 2.1 are satisfied as soon as possible, and in any event not later than the Initial Date.

       SUBSCRIPTION OF SHARES

3.1 The New Shareholder agrees to subscribe for up to 4,500 Shares in the share capital of the Company at a price or US$924.44 per share for a total consideration of up to US$4,160,000.00 on the terms and conditions set forth in this clause.

       (a) The New Shareholder will within 14 business days from the date all the conditions precedent listed in clause 2.1 have been satisfied or waived by the New Shareholder, subscribe and pay for 764 Shares for a consideration of US$706,272, and the Company shall issue and deliver to the New Shareholder share certificate(s) in the name of the New Shareholder (or its nominee) for 764 Shares.

       (b) Upon the Company entering into a valid and binding investment agreement in respect of Worldpage Company Limited ("Worldpage") as evidenced by the shareholders agreement signed between the Company and Worldpage in which the Company is purchasing at least 20% shareholding of Worldpage at a total price not exceeding US$4.5 million (the "UCOM Project Agreement") and upon the Company being required under the UCOM Project Agreement to make any capital contribution or payment under the UCOM Project Agreement or such earlier time as may be required by the Company (provided it is not before the date of execution of the UCOM Project Agreement), the New Shareholder shall within 7 business days after notice from the Company pay for 1000 Shares for a consideration of US$924,440.00 and in return for which the Company shall issue and deliver to the New Shareholder share certificate(s) in the name of the New Shareholder (or its nominee) for 1000 Shares. The New Shareholder's obligation to pay for the 1000 Shares under this paragraph (b) is subject to clause 3.3 and conditional upon:

               (i) the Company having the necessary matching funds available to pay the remaining amount of capital contributions or payment then required under the UCOM Project Agreement; and

               (ii) the Company and the Existing Shareholders not having breached any provisions of this Deed or the Shareholders' Agreement.

       (c) Upon the Company entering into a valid and binding investment agreement in respect of First International Paging Service Co., Ltd. ("FIP") as evidenced by the Shareholder Agreement signed between the Company and FIP in which the Company is purchasing at least 12% shareholding of FIP at a total price not exceeding US$6.1 million (the "Taiwan Project Agreement") and upon the Company being required under the Taiwan Project Agreement to make any capital contribution or payment under the Taiwan Project Agreement or such earlier time as may be required by the Company (provided it is not before the date of execution of the Taiwan Project Agreement), the New Shareholder shall within 7 business days after notice from the Company pay for 2736 Shares for a


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               consideration of US$2,529,288.00 and in return for which the
               Company shall issue and deliver to the New Shareholder share certificate(s) in the name of the New Shareholder (or its nominee) for 2736 Shares. The New Shareholder's obligation to pay for the 2736 Shares under this paragraph (c) is subject to clause 3.3 and conditional upon:

               (i) the Company having the necessary matching funds available to pay the remaining amount of capital contributions or payment then required under the Taiwan Project Agreement; and

               (ii) the Company and the Existing Shareholders not having breached any provisions of this Deed or the Shareholders' Agreement.

       (d) The parties hereto agree that with the agreement of the Existing Shareholders the New Shareholder may decide to subscribe for Shares in the Company in respect of other project or projects in lieu of the projects referred to in paragraph (b) or (c) above, provided that the conditions for the New Shareholder's subscription of Shares in respect of the other projects shall be on terms to be agreed between the parties hereto or on terms similar to the terms spelt out in paragraph (b) (i), (b) (ii),
               (c) (i), (c) (ii) above.

3.2 The parties hereto agree that upon the New Shareholder having paid the total subscription price of US$4,160,000.00 to the Company, the Company shall have issued to the New Shareholder 4,500 Shares, which will represent 20% of the Company's issued and paid up capital at that point in time (not taking into account the exercise of the options granted in Section 9 of the Shareholders Agreement). Promptly after the New Shareholder has acquired 3,500 Shares,

       (i) the Existing Shareholders and the Company shall procure that the necessary resolutions are passed to appoint a person nominated by the New Shareholder to be a Director of the Company;

       (ii) the Existing Shareholders and the Company shall procure that the necessary resolutions are passed to amend the Charter Documents to give effect to the terms of this Deed (in particular clauses 6.1, and 7.1 below).

3.3 If for any reasons whatsoever, the Company has not entered into the UCOM Project Agreement or the Taiwan Project Agreement or the conditions stated in subparagraphs (i), or (ii) of clause 3.1(b) or (c) above have not been satisfied or waived or the New Shareholder shall not have subscribed for Shares as contemplated in clause 3.1(d) in each case on or before the date which is six (6) months from the date of this Deed or such later date that is mutually agreed to by the parties hereto, (the "Final Date") the New Shareholder will not be obliged to make the payments referred to in clause 3.1(b) or (c) and the New Shareholder shall not have any rights, title, benefits, interests, obligations or liabilities in respect of the Shares referred to in clause 3.1(b) or (c) whatsoever, and the Company shall have no obligation to issue or allot such Shares to the New Shareholder.


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3.4    Notwithstanding what is provided in clause 3.1, the parties hereto agree that the New Shareholder may, at the discretion of the New Shareholder, at any time before the Final Date waive clauses 2.1, 2.2, 3.1(a), 3.1(b), 3.1(c) and 3.1(d) and pay for up to 4,500 Shares in the Company at a price of US$924.44 per Share for a total consideration of up to US$4,160,000.00 whereupon the Company shall issue and deliver to the New Shareholder up to 4,500 Shares, which 4,500 Shares will represent 20% of the Company's issued and paid up capital at that point in time (not taking into account the exercise of the options granted in Section 9 of the Shareholders Agreement) and, so long as the New Shareholder shall have acquired at least 3,500 Shares, the Company shall pass the resolutions referred to in clauses 3.2(i) and (ii).

3.5 The Existing Shareholders agree to and hereby waive their Right of First Offer under Section 4 of the Shareholders' Agreement in respect of the issuance of New Securities to the New Shareholder pursuant to this clause.

3.6 The Existing Shareholders and the Company will ensure and procure that the authorised share capital of the Company is increased to such an amount that there will at all relevant times be sufficient unissued Shares in its authorised share capital to allow for the issuance and allotment of 4,500 Shares to the New Shareholder pursuant to this Deed.

3.7 If by the Final Date the New Shareholder had not exercised its rights under clause 3.1 or 3.4 to subscribe for all the 4,500 Shares and pay to the Company the total consideration of US$4,160,000.00, the Existing Shareholders shall use their reasonable endeavours to procure that a third party shall purchase from the New Shareholder all the Shares which have been issued and allotted to the New Shareholder and which have been paid for by the New Shareholder, at a consideration which shall not be lower than the price at which the Shares had been paid for by the New Shareholder, provided that, the Existing Shareholders shall not be required to make any payments to such third party purchaser in connection therewith and if the Existing Shareholders are unable to find such a third party purchaser, they shall have no liability to the New Shareholder with respect thereto. Alternatively, either one or both of the Existing Shareholders may purchase the Shares of the New Shareholder on such terms as the purchasing Shareholders and the New Shareholder may agree upon.

3.8 All payments of the subscription price for the Shares by the New Shareholder shall be made in United States dollars by wire transfer of immediately available funds to the Company's bank account designated in writing by the Company.

       COVENANT

4. The New Shareholder hereby covenants to the Company and the Existing Shareholders and to any other Person who may hereafter become bound by the Shareholders' Agreement that it will adhere to and be bound by all the duties, burdens and obligations of a shareholder holding the same class of share capital as the Shares imposed pursuant to the charter documents of the Company and the provisions of the Shareholders' Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Shareholder had been an original party to the Shareholders' Agreement since the date thereof save as amended or provided by this Deed.


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       ENFORCEABILITY

5. Save as amended or provided by this Deed, each Existing Shareholder and the Company shall be entitled to enforce the Shareholders' Agreement against the New Shareholder, and the New Shareholder shall be entitled to all rights and benefits of a Shareholder under the Shareholders' Agreement in each case as if the New Shareholder had been an original party to the Shareholders' Agreement since the date thereof.

       BOARD OF DIRECTORS

6.1 Provided that the New Shareholder shall have subscribed for and paid in full the consideration of US$3,235,560 for 3,500 Shares, the parties hereto agree that:

       (a) Section 5.2.2 of the Shareholders' Agreement shall be amended by deleting the words: "five members" in line 2 and inserting instead the words "seven members" and by adding the words "and
               (iii) one nominee of the New Shareholder" at the end of that Section, and increasing the nominees of IWC from three to four;

       (b) lines 2 and 3 of Section 5.3.2 of the Shareholders' Agreement shall be amended by deleting the words: "including at least one Director nominated by IWC and at least one Director nominated by STHL" and inserting instead the following words: "including one Director nominated by IWC, one Director nominated by STHL and one Director nominated by the New Shareholder", and

       (c) lines 4 and 5 of Section 5.3.6 of the Shareholders' Agreement shall be amended by deleting the words: "Including at least one Director nominated by IWC and one Director nominated by STHL" and inserting instead the following words: "Including one Director nominated by IWC, one Director nominated by STHL and one Director nominated by the New Shareholder".

       MATTERS REQUIRING UNANIMOUS APPROVAL

7.1 Provided that the New Shareholder shall have subscribed for and paid in full the consideration of US$3,235,560 for the 3,500 Shares, the parties hereto agree that Section 5.4 of the Shareholders' Agreement shall be amended by adding after paragraph (l) the following paragraphs:

       (m) any capital expenditure of the Company or a Subsidiary in excess of US$250,000.00;

       (n) any disbursements or withdrawal from the bank accounts of the Company or a Subsidiary in excess of US$250,000.00 (but not including any internal transfer from or between bank accounts in the name of the Company or a Subsidiary);

       (o)     the granting of loans to any other Person;


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       (p)     the creation, allotment or issuance of any Securities in the
               Company (other than as provided in clause 3 of the Deed of Adherence dated July 18, 1997, of the New Shareholder);

       (q) the establishment or approval of the Company's operating and capital budgets;

       (r)     change in the dividend policy of the Company;

       (s) any change with regard to the Managing Director or Financial Controller of the Company other than any change constituting summary dismissal resulting from a breach by the employee of his or her employment contract;

       (t) any amendment to the Non-Competition Agreement and the Licence Agreement.

7.2 Provided that the New Shareholder shall have subscribed for and paid in full the consideration of US$3,235,560 for the 3,500 Shares, the parties hereto agree that the second sentence of Section 5.5 of the Shareholders' Agreement shall be amended by adding the words "and the New Shareholder" after "the consent of STHL".

       STHL OPTION

8.     (a)     The parties hereto agree that Section 8 of the Shareholders'
       Agreement shall be deleted in its entirety and replaced by the following:

               "8. STHL RIGHTS. The parties agree that for the period of 12 months commencing from the date of execution of the Deed of Adherence, dated July 18, 1997, among the Company, IWC, STHL, and the New Shareholder, STHL shall have the right to directly subscribe for and hold up to 10% of the equity interest of any Subsidiary (in addition to any equity interest in STHL in the Company) that is established or invested in by the Company in the People's Republic of China ("PRC") and Japan and IWC (through its majority interest in the Company) and the Company shall procure that STHL shall have such right. The New Shareholder, IWC and the Company shall further procure that unless STHL has otherwise given its prior written consent, all investments, businesses or operations of the Company in the PRC and Japan shall be made or conducted only through Subsidiaries set up or to be set up by the Company exclusively for the purpose of such investments, or the carrying on of the businesses and operations of the Company in the PRC and Japan. The consideration or, where applicable, the subscription price per share to be paid by STHL for such shareholding or equity interest in any such Subsidiary, shall be the pro rata consideration or, where applicable, average of the price per share paid for the Company for the acquisition of its equity interest or, where applicable, for all its shares in such Subsidiary, up to and including the date of and immediately before the acquisition of such equity interest or shares by STHL.

       (b) The proviso in Section 9 of the Shareholders' Agreement shall be deleted in its entirety.


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       OTHER AMENDMENTS TO THE SHAREHOLDERS' AGREEMENT

9. The parties hereto agree that the following provisions of the Shareholders' Agreement shall be amended and shall become effective upon the New Shareholder's having subscribed for and paid in full the consideration of US$3,235,560.00 for the 3,500 Shares:

       (a) the reference to "25%" in line 4 of Section 3.5 shall be amended to "20%";

       (b) Section 10.3 shall be amended by adding to the end of the first sentence in line 4 the following:

               "provided that if the Shareholder is the New Shareholder and the investment opportunity is not in a country where the Company already has an investment or is considering making an investment, the New Shareholder shall not be required to offer such investment opportunity to the Company if the other Person is not prepared or is unwilling to be involved with the Company"

       (c) Section 16.6 shall be amended by adding after the words: "at least 30% of the Shares in issue on a fully diluted basis" the following:

               "(or such other percentage of Shares as the parties shall agree to)";

       (d) Section 16.11 shall be amended by changing the place of arbitration from Hong Kong to London.

       NEW SHAREHOLDER'S RESPONSIBILITY

10.1 The New Shareholder shall undertake the leading role in assisting the Company in its Initial Public Offer ("IPO") of its Shares. In particular, it will assist the Company in selecting the appropriate merchant bank and other advisors, in the preparation of investment research materials, write-ups, information memorandum and briefing of analysts in connection with the IPO and in the organisation and management of road shows to promote the Company's IPO.

10.2 The New Shareholder shall undertake the leading role in sourcing loans on behalf of the Company. The New Shareholder will use its best endeavours to structure appropriate loans and undertake a debt raising exercise and will commit resources to lead the assignment and provide the Company with whatever assistance which it may require in connection therewith.

10.3 The New Shareholder shall assist the Company in the evaluation of the Company Projects and to work together with the Company to determine the financial feasibility of these Company Projects.

10.4 As compensation for the performance of the New Shareholder's obligations referred to in clauses 10.1, 10.2 and 10.3 (the "New Shareholder's Obligations") the Company shall pay to the New Shareholder an amount (the "Financial Services Fee") equal to the sum of (a) the New Shareholder's reasonable out-of-pocket costs and expenses incurred in performing the New Shareholder's Obligations, (b) the reasonable compensation of the New Shareholder's personnel seconded to the Company in connection with the performance of the New Shareholder's Obligations and (c) an amount (the "Premium") equal to 15% of the out-of-pocket costs and expenses and compensation amounts referred to in clauses (a) and (b) of this clause 10.4.



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       PUBLIC LISTING

11.1 Each of the parties hereto agree with the others that it will use its best endeavors to procure that at least 30% of the Shares in the Company (or whatever minimum percentage as may be allowed by the rules and regulations of the relevant stock exchange) are listed on an internationally recognized stock exchange acceptable to all the parties hereto within 3 years from the date hereof or on such later date as the Company's Board of Directors may in its absolute discretion determine that it is in the best interest of the Company to do so. Each of the parties hereto will support the application for such listing and they will exercise their votes at any meeting of the Company called for such purpose. Each of the parties hereto undertake not to do or permit to be done or omit or permit to be omitted or otherwise undertake, agree or propose any act, deed, transaction or proposal prejudicial to or which may affect the ability of the Company to achieve such listing.

11.2 In order to ensure that at least 30% of the Shares in the Company (or whatever minimum percentage as may be allowed by the rules and regulations of the relevant stock exchange) can be listed on an internationally recognised stock exchange acceptable to the parties hereto, the parties hereto will ensure that the Company and its Subsidiaries are managed in a professional and business like manner and that the account of the Company and its Subsidiaries are maintained in accordance with accounting principles generally accepted in Hong Kong and adopted by the Hong Kong Society of Accountants.

       NON IPO PREMIUM

12. If in the opinion of an independent merchant bank of international standing (the "Merchant Bank") appointed by the Company with unanimous approval of the Board of Directors which has been working with the Company to assist the Company in its IPO the Company can achieve a listing on an internationally recognized stock exchange, but the Shareholders or any one of them (the "Offending Shareholder"):

       (a) refuses or fails to execute or sign any document which is required by the relevant authority and which is required in respect of the IPO without any valid reason that is reasonably acceptable by the Company (for the purpose of this paragraph (a), a shareholder shall be deemed to have valid reason if, among other things, an event or situation that is beyond the control of such Shareholder occurs and is the reason for its refusal or failure to execute or sign any such document);

       (b) refuses or fails without valid reason that is reasonably acceptable by the Company to attend any meeting which is required in respect of the IPO, the non attendance of which will prevent the IPO from proceeding (for the purposes of this paragraph (b), a Shareholder shall be deemed to have valid reason if, among other things, an event or situation that is beyond the control of such Shareholder occurs and is the reason for its refusal or failure to attend any such meeting);

       (c) does any action that is within the control of the Offending Shareholder which directly results in a relevant authority not agreeing to the IPO being proceeded with and WHICH is the primary reason for the relevant authority's not agreeing to the IPO being proceeded with, then the shareholder(s) other than the Offending Shareholder (the "Non-Offending Shareholders") shall summon a meeting of the Board and bring this to the attention of all the Shareholders. If the offending Shareholder does not, within 30 days of its being required to do so, rectify the situation to enable the Company to achieve a listing, the Non-Offending Shareholders shall be entitled to a Non IPO premium ("Non IPO Premium") in addition to any other amounts payable to them under this Deed. The Non IPO Premium shall be payable within 5 days from the date of demand notice sent by the Non-Offending Shareholders to the Offending Shareholder. The Non IPO Premium payable by the Offending Shareholder to the Non-Offending Shareholders shall be paid in United States dollars by wire transfer of immediately available funds to the Non-Offending Shareholders' bank accounts designated in writing by the Non-Offending Shareholders and shall be an amount equal to the difference between the listing value of the Shares owned by a Shareholder had the Company proceeded to listing as determined by the Merchant Bank and the value of the unlisted Shares in the Company owned by that Shareholder as determined by the independent merchant bank. The expenses of the Merchant Bank shall be borne by the Offending Shareholder.

       NON IPO

13. In the event the Shares in the Company are not listed on an internationally recognized stock exchange acceptable to all the parties hereto within 3 years from the date of this Agreement, the New Shareholder shall be entitled to any of the following courses of action:

       (a) The New Shareholder shall be entitled to sell all or any of its Shares in the Company to any other Person and in doing so:

               (i) the New Shareholder shall only be bound by the Right of First Refusal as stated in Section 3.4 of the Shareholders' Agreement but not by the Right of Co-Sale as stated in the said Section 3.4. If a Third Party Purchaser is only willing to buy all and not less than all of the New Shareholder's Shares in the Company, the Right of First Refusal as stated in Section 3.4 shall not be applicable to such proposed sale unless the Existing Shareholders agree to purchase all of the New Shareholder's Shares on the same terms and conditions as that offered by the Third Party Purchaser;

               (ii) Section 3.5 of the Shareholders' Agreement shall not apply except in a case where the New Shareholder is selling its Shares to a Third Party Purchaser who has or has entered into a valid agreement including a letter of intent, to acquire, a direct or indirect substantial interest in a paging business that is directly in competition with the Company's business. For the purposes of this clause, a substantial interest means a 25% or more equity or ownership interest or profit sharing interest or financial instruments that can be converted into equity interest; and



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

               (iii) In the event the Third Party Purchaser is prepared to buy Shares in the Company only if it will become a majority shareholder of the Company, and the New Shareholder is selling all and not less than all of its Shares in the Company, each of the Existing Shareholders severally agrees to consider selling to the Third Party Purchaser (at the price and on other terms and conditions that are customary and standard for transactions of such nature which are acceptable to the Existing Shareholder who is selling the Shares) such number of Shares as is mutually agreed by the Third Party Purchaser and the Existing Shareholder who is selling the Shares so that upon completion of the purchase, the Third Party Purchaser will be a majority shareholder of the Company. If both of the Existing Shareholders choose to sell their Shares, then they shall do so on a pro-rata basis based on their shareholding in the Company (not taking into account the shareholding of the New Shareholder).

       (b) If despite the good faith effort of the New Shareholder it is unable to sell its Shares to a Third Party Purchaser as contemplated in clause 13 (a), then each of IWC and STHL may independently elect to exchange shares in their respective share capital for the New Shareholder's Shares subject to IWC or STHL having obtained all the necessary consents and approvals. Neither IWC nor STHL is under any obligation to make such election. If such election is made, it shall be made by each of IWC and STHL separately at its own discretion, provided that if they both elect an exchange of shares, such exchange shall be done with respect to the Shares of the New Shareholder on a pro-rata basis based on IWC's and STHL's shareholdings in the Company (not taking into account the shareholding of the New Shareholder). Upon any such election, the New Shareholder at its option, may exchange all its Shares in the Company for shares in either IWC or STHL on a pro-rata basis at a ratio ("Conversion Ratio") to be determined based on the mutually agreed upon price of the shares in the share capital of the Existing Shareholders (which shall be made with reference to the respective market prices of the shares of the share capital of the Existing Shareholders) and the value of the New Shareholder's Shares, provided that in this regard the value to be placed on the New Shareholder's Shares shall not be less than the amount which the New Shareholder has paid to the Company for its Shares as set forth in clause 3. IWC and/or STHL (as the case may be) shall cause shares in its/their respective share capital to be issued in exchange for the New Shareholder's Shares in the Company within 60 days from the date that IWC and/or STHL receive the written notice of acceptance from the New Shareholder indicating its acceptance of the Conversion Ratio.

       WARRANTIES

14.1 Save and except as disclosed in this Deed, the Company and the Existing Shareholders severally, insofar as it relates to the relevant parties, represent and warrant to the New Shareholder as follows:

       a. Authority to Execute and Perform Deed. It is duly organized, validly existing and in good standing under the laws of its country of incorporation. It has the full power and authority to enter into, execute and deliver this Deed and to incur and perform fully its obligations provided for herein, all of which have been duly authorized by all necessary corporate action. This Deed has been duly executed and delivered by it and is the valid and binding obligation of it enforceable in accordance with its terms and conditions.

       b. No Breach. The execution, delivery and performance of this Deed by such party and the consummation of the transactions contemplated hereby (collectively, the "Contemplated Transactions") will not (i) violate any provision of the Articles of Incorporation or Bylaws of such party, (ii) require it to obtain any consent, approval, authorization or action (that has not already been obtained) of, or make any filing with or give any notice to, any government or political subdivision thereof or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively "Government bodies") or any other person (other than the filing of amendments to the Memorandum and Articles of Association of the Company, as applicable, to conform to the Shareholders Agreement as amended by this Deed), (iii) violate any applicable order, judgement, injunction, award, decree or writ (collectively "Orders") against or binding on it or (iv) violate any applicable law, statute, code, ordinance, regulation or other requirement of any Government bodies (collectively "Laws") applicable to it.

14.2 The Company and IWC make the warranties set out in the Schedule hereto to the New Shareholder (the Warranties").

14.3 The Warranties are subject to the matters expressly disclosed in a Disclosure Letter given to the New Shareholder before the date of this Deed.

14.4 The rights and remedies of the New Shareholder in respect of the Warranties shall not be affected by the subscription of the Shares, subject to Clause 14.6, by any investigation made by or on behalf of the New Shareholder in to the affairs of the Company or its Subsidiaries or the Company Projects, by the New Shareholder terminating or rescinding, or failing to terminate or rescind, this Deed or by any other event or matter whatsoever, except as specific and duly authorised written waiver or release by the New Shareholder.

14.5 The Warranties shall be deemed to be repeated immediately before each payment of Shares under clause 3.1 (b) with reference to the facts then existing.

14.6 If at any time on or prior to, or after the Initial Date, any of the parties hereto acquires any knowledge of any event or matter (whether occurring or existing before the signing of this Deed or not) which makes, or might make, any of the Warranties untrue, or which renders, or might render, any of the Warranties misleading, it shall at once disclose in writing to the other parties all that it knows about the event or matter in question and the Company shall make any investigations concerning the event or matter which the New Shareholder may require. If the New Shareholder acquires any such knowledge, it shall no longer be under an obligation to subscribe for any Shares and may terminate this Agreement however, should the New Shareholder proceed to subscribe for shares not withstanding that is has been notified that any of the Warranties is untrue or misleading, then it shall not be entitled to make any claim for compensation of indemnification for any breach of the Warranty in question in connection with the Shares that it shall have subscribed for.

14.7 From the date hereof through to the Final date, the Company and the Existing Shareholders shall ensure that the New Shareholder and its directors and other officers and advisers are given all facilities which they may request in order to establish the accuracy of the Warranties and, in particular, shall allow them full access to all accounting, management and other records of the Company, the Subsidiaries and the Company Projects.

14.8 The New Shareholder represents and warrants to the Company and the Existing Shareholders as follows:

       a. Authority to Execute and Perform Deed. The New Shareholder is a company duly organized, validly existing, and in good standing under the laws of Singapore. The New Shareholder has the full power and authority to enter into, execute and deliver this Deed and to incur and perform fully its obligations provided for herein, all of which have been duly authorized by all necessary corporate action. This Deed has been duly executed and delivered by the New Shareholder and is the valid and binding obligation of the New Shareholder enforceable in accordance with its terms and conditions.

       b. No Breach. The execution, delivery and performance of this deed by the New Shareholder and the Contemplated Transactions will not (i) violate any provision of the Articles of Incorporation or Bylaws of the New Shareholder, (ii) require the New Shareholder to obtain any consent, approval, authorization or action (that has not already been obtained) of, or make any filing with or give any notice to, any Government Bodies, or any other person, (iii) violate any applicable Order against or binding on the New Shareholder or any of its Affiliates, or (iv) violate any applicable Law applicable to the New Shareholder.

       INDEMNITY

15. The Existing Shareholders severally covenant with the New Shareholder to indemnify and hold the New Shareholder harmless against any losses, damages, expenses or costs which the New Shareholder may suffer or incur as a result of or in connection with the Existing Shareholders' breach of its obligations or liabilities under this Deed or the Shareholders' Agreement. The New Shareholder covenants with the Existing Shareholders to indemnify and hold the Existing Shareholders harmless against any losses, damages, expenses or costs which either of the Existing Shareholders may suffer or incur as a result of or in connection with the New Shareholder's breach of its obligations or liabilities under this Deed or the Shareholder's Agreement.

       DIVIDEND POLICY

16. If in respect of any accounting period the Company has profits legally available for distribution, the Shareholders shall procure that in the absence of agreement to the contrary, all of the profits (less such amount which the holders of a majority of the Shares in their absolute discretion deem necessary to be retained for the Company's immediate working capital requirements) are distributed either by way of cash dividends or otherwise by the Company within three (3) months after the end of such period to the Shareholders in the proportion of their respective shareholdings in the Company.

       INSOLVENCY OR CHANGE OF OWNERSHIP OF A SHAREHOLDER

17.1 If a Shareholder shall become insolvent, is wound up or has a trustee, administrative or other receiver and/or manager or judicial manager or similar officer appointed in respect of any part of its assets (each such Shareholder a "Defaulting Shareholder"), then the entire shareholding of the Defaulting Shareholder in the Company shall be offered or deemed to be offered for sale to the other Shareholders on a pro-rata basis at a valuation to be determined by the Company's auditors. Each Shareholder is obliged to inform the other Shareholders on the occurrence of any of the foregoing events in respect itself.

17.2 In the case of IWC, if management of IWC ceases to own at least 12% of the total issued share capital of IWC, IWC shall notify the other shareholders as soon as practicable after such event.

17.3 In the case of a Shareholder other than IWC, if any Person that is not a shareholder of such Shareholder as of the date hereof, acquires 50% or more of the total issued share capital of such Shareholder after the date hereof (other than pursuant to an IPO), then such shareholder shall notify the other Shareholders as soon as practicable after such event.

       NOTICES

18. Upon the consummation of the subscription of Shares set forth in clause 3.1(a), Section 16.2 of the Shareholder's Agreement shall be amended by adding after paragraph (c) the following:

       "(d)    if to the New Shareholder, to:

               Baring Communications Equity (Asia Pacific) Limited
               9 Raffles Place
               #19-03 Republic Plaza
               Singapore 048619
               Fax No.: (65) 532-2002

       GOVERNING LAW

19. This Deed of Adherence shall be governed by and construed in accordance with the laws of England and Wales.

20.    SUBSTITUTION

       This Deed, together with the Shareholders' Agreement (as so amended hereby), reflects the entire agreement among the parties and supersedes all prior agreements and communications, either oral or in writing, among the parties hereto or any of them, with respect to the subject matter hereof.

       REQUIRED DISCLOSURE

21. STHL and or STIHL may disclose any information as contained herein or relating to this Deed and the Contemplated Transactions if required under and in accordance with the Listing Rules and/or Listing Agreement.



IN WITNESS WHEREOF, this Deed of Adherence has been executed as a deed on the date first above written.


Signed, Sealed and Delivered by    )
Wei Yuan, Director                 )
for and on behalf of               )
Star Telecom Overseas              )         /s/ Wei Yuan
(Cayman Islands) Limited           )
in the presence of:                )


Signed, Sealed and Delivered by    )
Hugh McClung, Vice Chairman        )
for and on behalf of               )
International Wireless             )         /s/ Hugh B.L. McClung
Communications, Inc.               )
in the presence of:                )


Signed, Sealed and Delivered by    )
Shao Kwok Keung, Director          )
for and on behalf of               )         /s/ Shao Kwok Keung
Star Telecom Holding Limited       )
in the presence of:                )


Signed, Sealed and Delivered by    )
Yong Thlan Sze, Investment Partner )
for and on behalf of               )         /s/ Yong Thian Sze
Baring Communications Equity       )
(Asia Pacific) Limited             )
in the presence of:                )